Exhibit 99.2

Final Transcript
     Conference Call Transcript
     TRID — Q1 2010 Trident Microsystems Earnings Conference Call
     Event Date/Time: May 05, 2010 / 08:30PM GMT

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Final Transcript
May 05, 2010 / 08:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
CORPORATE PARTICIPANTS
John Swenson
Trident Microsystems — Director of IR
Pete Mangan
Trident Microsystems — EVP and CFO
Sylvia Summers
Trident Microsystems — CEO
CONFERENCE CALL PARTICIPANTS
Rajvindra Gill
Needham & Company — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Q1 2010 Trident Microsystems earnings conference call. My name is Katrina and I will be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions).
I would now like to turn the conference over to your host for today, John Swenson. Please proceed.

John Swenson - Trident Microsystems — Director of IR
Thank you. Good afternoon, and welcome to Trident Microsystems’ conference call for the first quarter ending March 31, 2010. After the market closed today, Trident issued a press release discussing results for the quarter. The press release is accessible online at www.tridentmicro.com.
This call is being broadcast live over the Web and is accessible using the link found in today’s earnings press release. A replay of the Webcast will be available starting tomorrow by accessing the Investor Relations section of Trident’s website.
Before we begin, please note that during this call, we will make forward-looking statements. These include comments related to guidance on anticipated revenues and operating losses; the pace of restructuring and integration activity; future product shipments, and other statements. We are not obligated to update these statements. Actual results may differ materially from the forward-looking statements made today and have, in fact, done so in the past.
These projections or forward-looking statements are subject to certain risk and uncertainties. These risks include, in particular, our ability to realize the benefits from the NXP transaction; supply constraints; the ability to obtain design wins among major OEMs for our products; and competitive pressures, including pricing and competitors’ new product introductions; the competitive DTV and set-top box markets; and our ability to retain key employees.
These and other factors are discussed in our press releases and in the Company’s filings with the SEC. We encourage you to read these documents and to come to your own conclusions about the risks and uncertainties inherent in Trident’s business. Also, please note that we will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP information to the most comparable information under GAAP, please refer to our earnings press release.
On today’s call are Sylvia Summers, Trident’s CEO, and Pete Mangan, Trident’s Executive VP and CFO. Pete will review the financial results for the quarter and then Sylvia will follow with further discussion of Trident’s business. Finally, Pete will provide guidance for the second quarter and we will then open the call for questions.

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Final Transcript
May 05, 2010 / 08:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
Now I’ll turn the call over to Pete Mangan. Pete?

Pete Mangan - Trident Microsystems — EVP and CFO
Thank you, John, and welcome everyone. I am very pleased to present the results for the first quarter of calendar year 2010, which is also the first quarter of our new fiscal year.
Please note the first quarter’s results include approximately eight weeks of performance from the NXP product lines acquired in the quarter, with the exception of revenues from our new major distributors, which contributed roughly three to four weeks of revenue. The shorter period for distribution resulted as the NXP inventory in the channel had to be resold before we could recognize revenue on Trident’s shipments.
With that said, net revenues for the quarter came in at $90.4 million, up substantially post-acquisition from $31.9 million in the prior sequential quarter and at the high end of our guidance. To help base-line the quarter, our new TV business unit delivered $72.9 million or 81% of total revenues, while set-top box provided $17.5 million or 19% of total revenues.
Within TV, our old Trident represented $42.4 million, up approximately 30% from the prior quarter, driven by our low-end DTV design win in Korea. During the quarter, we had two customers with greater than 10% of revenues, with Samsung contributing 30% to total revenues, a similar percentage to the prior quarter, and Philips, 11%.
Regionally, Korea represented 43% of total revenues, followed by EMEA, 24%; Asia-Pac at 17%; Japan, 12%; and North America, 4%. Overall blended average selling price for the quarter was $3.06. In TV, ASPs were $3.29, with unit shipments evenly split between DTV and standard products. Our DTV product line includes SoCs, discrete demods, and FRC products, while our standard products include analog CRT, discrete audio, and PCTV devices.
Our non-GAAP gross margin for the quarter was 28 points, 4 points higher than the high end of our guidance. Manufacturing support costs related to the NXP products came in substantially lower than expected, as we had a very conservative forecast during this transition quarter. In addition, we achieved better-than-expected yields in the first quarter of production for our low-end DTV SoC.
As a result of the acquisition, we had significant adjustments between non-GAAP and GAAP gross margins, totaling $11.6 million — non-cash related — resulting in a GAAP gross margin of 15%, which was essentially flat with the prior quarter. Non-GAAP operating expenses of $51 million came in significantly better than our guidance for the quarter. We had forecasted conservatively here as well, but we also saw approximately $2 million to $3 million of R&D, IT and other spending shift, based upon the timing of expenses, from Q1 to Q2.
R&D expenses for the quarter were $35.9 million and SG&A was $15.1 million. As a reminder, the expenses for the quarter included a partial quarter of approximately eight weeks for the new employees and development programs that joined from NXP.
Headcount as of the end of the quarter was approximately 1,600, which is an increase of roughly 950 from the prior quarter. Of the additions to headcount, 82% were in R&D, and Operations and SG&A each accounted for approximately 9%. As of the end of the quarter, 43% of our employees were in Greater China, 20% in EMEA, 18% in India, 16% in the US, and 3% in other Asia-Pacific.
The non-GAAP operating loss for Q1 was $25.6 million, significantly better than guidance, and the result of improved gross margin and lower operating expenses. Net loss for the quarter on a non-GAAP basis was $25.8 million, or $0.20 per share. This compares with a non-GAAP net loss of $15.6 million, or $0.22 per share, in the prior quarter.
GAAP net loss for the quarter was $3.9 million and reflects a net benefit of $33.5 million related to the NXP transaction. The largest component is from the negative goodwill or acquisition gain of $48.5 million, offset by $15 million of intangibles amortization and acquisition-related expenses.
Other adjustments included $8.4 million of restructuring, half of which is related to a planned closure of our Munich location, with the other half related to restructuring in England, which was paid by NXP, and the expenditure was offset in our purchase accounting. We also had $3 million of additional intangibles amortization, stock compensation expense and other adjustments.
Now turning to the balance sheet.

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Final Transcript
May 05, 2010 / 08:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
Note that as a result of the NXP transaction, we received significant assets in cash, inventory, and equipment, which improved the balance sheet. As a result, the cash ending balance for Q1 was $130 million, down $18 million from the prior quarter and at the high end of our guidance. The decrease in cash was driven primarily by the operating loss and change in working capital, offset by the $45 million paid in from NXP.
Related to working capital, receivables increased to $85 million, up from $5 million in the prior quarter, on higher revenues. Inventory grew by $12 million, and accounts payable and accruals increased by $70 million. The cash conversion cycle for the quarter came in at 27 days, with DSOs of 85 days, inventory of 37 days, and days payable and accrued liabilities of 95 days.
In summary for Q1, we met the top line, and on stronger gross margins and lower-than-projected operating expenses, our losses were significantly better.
This concludes our financial review of the March quarter. Before I address the guidance for the coming quarter, let me turn the call over to Sylvia for her comments. Sylvia?

Sylvia Summers - Trident Microsystems — President and CEO
Thank you, Pete. And thank you all for joining us on the call today.
The first quarter was significant, as it marks the first phase of our integration of the NXP product line. To put the scale of our integration effort into perspective, in a very short time, we transitioned more than 400 customers, $100 million of backlog, and 1,000 employees to Trident, while shipping $90 million of revenue, which is a record for this company. To be fair, we also reported a substantial loss for the quarter; but the loss was lower than expected in this first quarter or what we have said will be a year-long process of restructuring and integration.
We continue to be very focused and coordinated in this effort. Our priorities are meeting customer requirements for support and delivery, treating employees fairly, and eliminating redundancies, while preserving the culture of innovation that will be the ultimate driver of our business.
I am pleased to report that we are on track with all of our integration activity, and we continue to anticipate non-GAAP operating breakeven by the end of the year, establishing a foundation for profitability during 2011.
Now let me provide some color on our new products and design win efforts in the set-top box and TV product lines.
First, in set-top box, we are in the middle of a product transition. There has been a significant investment in Apollo/Shiner, an advanced 45 nanometer SoC that will offer full feature support for high definition and high definition DVR. Its low-power requirements lead the industry, and its performance has caught the attention of satellite and cable operators as well as box makers. We have a number of design wins in-hand and we taped out a production version of the product in late April. We expect to begin ramping production with customers as early as Q4 of this year, and we believe it will be a strong platform for our additional design wins going forward. This year, we will tape out additional set-top box products, including a thin client high definition platform, code named Kronos, and a new standard definition product for uDTA and emerging markets.
At the same time, some of our earlier generation standard definition set-top box products are reaching the end of their life cycles. Nonetheless, we expect new customer programs and new products will compensate for these maturing products, and will help to drive modest growth for set-top box in the second half of this year.
That said, we’re really excited about the customer programs that began ramping in Q1 and that are expected to provide growth in the second half. We currently are working with two OEMs serving the Comcast uDTA program. We began ramping one of these in Q1, and by Q3, expect that we’ll be ramping the other one. We are the first provider to offer support for a universal digital transport adapter, which is required in Comcast’s next generation of DTA appliances. By utilizing Trident’s uDTA solution, Comcast will be able to advance the deployment of A to D converter boxes across its footprint, while providing universal support for multiple security systems and encryption of digital content. This means the Trident solution can be used seamlessly by multiple OEM box makers.
As we referenced last quarter, we’re also beginning to ramp production to OEMs supporting DirecTV’s latest high definition and high definition DVR programs. We also are actively engaged with another large OEM for DirecTV’s next generation platform.

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Final Transcript

May 05, 2010 / 08:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
We announced last month that we were awarded a high definition design for Coship, one of the largest OEMs in China, based on an existing high definition platform. And in Q1, we received our first orders from a large satellite operator in India for one of our standard definition products, a design win that will begin to generate revenue in the current quarter.
In our retail set-top box business, our opportunities in 2010 have been driven by a significant market transition from standard definition to high definition. In Q1, we saw growth in retail high definition satellite and we expect to see additional activity related to high definition terrestrial beginning in Q2.
In the current quarter, we expect to tape out a new demod for DVBT-2, which will be important for supporting the DVBT-2 transition in Europe for both set-top box and DTV.
There is considerable customer interest based on the recognized leadership of our new products and set-top box. We currently are engaged with a number of customers on multiple projects to qualify and design in our market-leading Apollo/Shiner platform, including engagements with top tier OEMs in the Americas, Europe, and Asia. And as I mentioned, we are continuing to invest in a full product range to support the operator and retail sides of the business.
Set-top box is an important market for Trident and it is a primary gateway for delivering video content to the connected home. We are focused on building on our current product momentum to capture designs and profitable market share, as we move forward in this critical market segment.
Now turning to TV.
We had a strong quarter in TV. Just as we saw in 2009, consumers are surprisingly resilient and demand for LCD TV is continuing to outpace most people’s expectations. We are supply constrained with the foundries on a number of our TV products, and if not for these constraints, our revenues in Q1 and our expectations for Q2 could have been even better.
We have sufficient capacity to meet our revenue plan for the year, including the typical seasonal demand spike we would expect to see in Q3. We also are working with the foundries to increase wafer starts where we can.
In Q1, we entered volume production related to our previously announced low-end win in Korea. We also entered production for a top European OEM with our midrange 45 nanometer product acquired from NXP.
Our FRC product line is thriving. In Q1, we ramped significant volume of our newest FRC product, the FRC-S. We also are shipping an NXP FRC that we believe is currently the leading volume platform for 3-D TV. In Q1, we taped out our new FRC, which incorporates Trident picture quality technology as well as single chip support for 240 megahertz and 3-D TV. Our other discrete products, demods, audio, analog CRT, and PCTV, also delivered strong results in Q1.
As we look to Q2 and to the second half of the year, we expect to continue to ramp volume on our low-end and midrange SoCs. We also expect a strong ramp in the FRC products, with more than 70% of the volume coming from mid to high-end designs with five of the top seven OEMs.
We expect to tape out our new single chip SoC for the mid/low segment, code named SXL, in the current quarter, in time for sampling later this spring for 2011 production decisions. This product brings what we believe is industry-leading Internet connectivity, as well as Trident picture quality, down into the value product range. Of the more than 180 million DTV units that are expected to ship globally in 2011, we estimate that up to one-third will align with this spec. Our new SXL also will have a sufficiently robust architecture to allow it to stretch into the midrange and even to provide 240 hertz and 3-D support with an FRC coprocessor. When combined with our current and in-development mid- to high-end SoCs and FRCs, the SXL provides Trident with a broad TV product range for 2011.
Finally, I want to comment on some of the talent we have brought on board recently. Tony Francesca is our new SVP and General Manager of our set-top box business unit. Tony has extensive general management experience in technology and consumer products at companies such as AT&T, Quantum and USRobotics. He’ll be working closely with our existing set-top box team to build upon our momentum.
Duane Northcutt has joined as Chief Technology Officer. He is an acknowledged industry visionary with more than 20 years of senior technology experience at Silicon Image and Sun Microsystems. His job will be to help us exploit the rich portfolio of products and technology that we have assembled, and to guide our next strategic steps towards our vision of being the preferred semiconductor supplier to the connected home.
I am very pleased that we have attracted Tony and Duane at this important time in Trident’s evolution.

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Final Transcript

May 05, 2010 / 08:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
In conclusion, I want to emphasize that we are on track with our integration and our overall business plan for the year. As we’ve said, 2010 is all about aligning our people, road maps, and investments behind the right strategic opportunities that will drive us to profitability during 2011. We have assembled the revenue and technology scale to be the largest pure play in TV and set-top box.
Our total served market is growing, consumers are demanding and receiving more and more value in their home entertainment experience, and OEMs, in turn, are demanding more functionality and price performance.
We believe that fewer and fewer players will be able to deliver to these requirements, either because of technology gaps or insufficient scale to fund the high development costs of a technologically differentiated, fully integrated SoC. We are in a position to be a leader in this consolidating market, which we believe can create substantial value for shareholders.
And with this, I’ll turn the call back over to Pete.

Pete Mangan - Trident Microsystems — EVP and CFO
Thank you, Sylvia. Let me now cover the current quarter outlook — the current outlook for the second quarter. As a reminder, this will be the first full quarter with the acquired NXP product lines.
For the June quarter, we have raised our previous guidance range and now expect revenues to be $150 million to $165 million, with TV approximately 75% and set-top box, 25% of revenues. Non-GAAP gross margins are expected to be in the range of 27% to 28%, which is several points higher from our February guidance and improved, based upon our lower manufacturing support cost requirements.
Non-GAAP operating expenses are expected to be in the range of $67 million to $70 million, with R&D expenses in the range of $47 million to $49 million, and SG&A expenses of approximately $20 million to $21 million. Non-GAAP operating loss is expected to be in the range of $23 million to $26 million.
Provisions for income taxes are expected to be approximately $1 million, and restructuring charges for Q2 are expected to be in the range of $3 million to $6 million. Cash as of the end of the June quarter is also expected to be in the range of $95 million to $105 million.
That ends our prepared statements. Sylvia and I will now take your questions. Operator?
QUESTION AND ANSWER

Operator
(Operator Instructions). Rajvindra Gill, Needham & Company.

Rajvindra Gill - Needham & Company — Analyst
Congrats on good results and solid execution. A question on the June guidance. You raised the revenue from $140 million to $160 million to $150 million to $165 million. If you could maybe talk a little bit about what’s driving that increase in the guidance? And also, you talked about DTV being about 75% and set-top box 25% of revenue. I think in the prior call, you had mentioned that DTV’s were closer to 65% of revenues. Just wondering if the set-top box product is taking a little bit slower to ramp? Any color on the revenue guidance breakout would be helpful.

Pete Mangan - Trident Microsystems — EVP and CFO
Okay. I guess a couple of comments. Clearly, we had a good quarter in TV. We continue to see the strength in Q2 in TV. Originally, when we announced the deal in October and also updated in February, we were looking for this to be a $140 million to $160 million quarter. At the

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final transcript

May 05, 2010 / 08:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
moment, we thought it was about a 60/40 split. So, at the midpoint of $150 million, 60%, the $90 million or so that we have for TV, is up substantially and driving the guidance.
Our view on the set-top box overall is that we expect the set-top box business to contribute about 25% to 30% of revenues, not only this quarter but for the remainder of the year. And we also believe that on a combined pro forma base, that the set-top box business will grow over the second half compared to the first half, albeit modest.
So we have tremendous strength in TV and directionally, progress is being made on set-top box.

Rajvindra Gill - Needham & Company — Analyst
Okay, very good. And then on the gross margin side, the 27% to 28%, is significantly higher than your 23% to 26% number. Should we be looking at that type of gross margin profile beyond the June quarter? Or is there a possibility that we might get back up to 30% sometime towards the end of the year?

Pete Mangan - Trident Microsystems — EVP and CFO
Well, let me put it this way. I’m not guiding to the second half, but the product mix remains the same predominantly for the year. The benefit that we had in the revised gross margin guidance was really getting our hands around the support cost requirements in Q1. And that was several points of improvement that also benefit the June quarter. But essentially, we have a similar product mix in this range.

Rajvindra Gill - Needham & Company — Analyst
Okay. So, you said the support costs helped that out — have helped that margin. What about the yields on the low-end products? Are they now at optimal levels or —?

Pete Mangan - Trident Microsystems — EVP and CFO
Yes. Well, in Q1, we started ramping production on SA1’s. At that moment, we were guiding based on the yields that we initially had seen in December. We saw good improvement in January, February and March.
And so I would say the results for Q1 were equally split on improving the gross margin by both the yields and the manufacturing support. We did get about a 3 point improvement in the manufacturing support, which benefits the June quarter. We had planned originally for the yields in the SA1 similar to the performance that we had in Q1, so there’s no real fundamental change.
We have talked long-term, given that we’re talking about the topic, our long-term profile is still a 35% gross margin. And maybe touching on things we’ve talked about in the past, we continue to look at a breakeven end of year we’ve talked about before, and maybe just reiterating the revenue profile would be in the $180 million to $190 million range, with gross margins, I would say, in the 28% to 30% range.

Rajvindra Gill - Needham & Company — Analyst
For you to break even?

Pete Mangan - Trident Microsystems — EVP and CFO
Yes, for breakeven.

Rajvindra Gill - Needham & Company — Analyst
And then OPEX — I mean, OPEX has ticked up from about $1 million or $2 million from your previous guidance. Was that because of a shifting from Q1 to Q2 or —?

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Final Transcript
May 05, 2010 / 08:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call

Pete Mangan - Trident Microsystems — EVP and CFO
Yes, we just had — we had some timing issues that moved from March to April. And — but ultimately, the other combination for breakeven we’re targeting to get to around a $55 million expense structure by the end of the year, for breakeven.

Rajvindra Gill - Needham & Company — Analyst
So that’s a $13 million reduction over the next couple of quarters. And that implies how many headcount? 300 or so?

Pete Mangan - Trident Microsystems — EVP and CFO
Well, I wouldn’t go that far. I would say a couple of things. We do have a lot of service level agreements in the first half of the year that will not be required in the second half. So it’s not exactly people-dependent.
We’ve communicated before that, ultimately, we’re looking to get to around a 1,400 head count. We ended the quarter with 1,600. And so it’s not just pure headcount mathematics.

Rajvindra Gill - Needham & Company — Analyst
Okay. But you’re on — you’re kind of on track to get that $55 million then? Did you see any risk to that figure? Because the gross margin, it does show — you know — a pickup in margin. I think that’s achievable and likewise with the revenue. But what about on the OPEX? Are there any risks that you might not be able to hit the OPEX and what would they be?

Pete Mangan - Trident Microsystems — EVP and CFO
No, I would just — at this moment, I wouldn’t go too far other than to look at — we have gone through working with Works Councils in Germany and restructured, some of the severance costs for that Munich office are in Q1. We continue to work with European Works Councils and we’ll update you as we go. But for now, it’s not 100% European-based either. We are balancing the sites, but for now, it looks very similar to 90 days ago with our objectives for the year.

Rajvindra Gill - Needham & Company — Analyst
So the — in the (inaudible) to the balance sheet, the cash burn situation, you’re going to burn about $40-odd million this quarter. When should we expect the cash burn to end and then when you will start to — to start generating cash, now that you have a little bit higher margin profile baked in and a little bit higher revenue profile baked in? Do you expect — maybe just lost in the cash burn timeline.

Pete Mangan - Trident Microsystems — EVP and CFO
Yes. So, go this way with it. We start Q2 with $130 million in cash. We’re guiding $95 million to $105 million. That takes to midpoint, call it $30 million. So most of that is driven by the operating results of the Company in the June quarter and in further restructuring.
In the second half of the year, as we’ve talked about before, we do expect to have a seasonally strong September and a path to breakeven. So we really get down to working capital requirements and severance requirements being the primary drivers for cash flows in the second half of the year.

Rajvindra Gill - Needham & Company — Analyst
Okay and then —

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Final Transcript
May 05, 2010 / 8:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call

Pete Mangan - Trident Microsystems — EVP and CFO
I’d just repeat that that’s very consistent with our view 90 days ago.

Rajvindra Gill - Needham & Company — Analyst
Okay, good. Good. And then, Sylvia, on the frame rate converter business, is that — the frame rate that’s ramping, is that with the Samsung high-end customer? I know you had talked about that could potentially be —

Sylvia Summers - Trident Microsystems — President and CEO
No, it’s across the board. In fact, our internal analysis suggests that we have more than 50% market share now in the world with the combination of the NXP product we acquired and FRC ramping up. So we’ve got — I think it’s mentioned in the script, five out of the seven TV OEMs and lots of small ones.
So the total — I mean, the combination of the three companies that we have actually created, I mean, NXP, Micronas and Trident, have all together the best picture quality 3-D type of technology and we’re very successful with this.

Rajvindra Gill - Needham & Company — Analyst
That’s good. Are they Tier 1 OEMs out of the —?

Sylvia Summers - Trident Microsystems — President and CEO
I’m sorry?

Rajvindra Gill - Needham & Company — Analyst
— (inaudible) side?

Sylvia Summers - Trident Microsystems — President and CEO
Five out of seven.

Pete Mangan - Trident Microsystems — EVP and CFO
Are they Tier 1?

Sylvia Summers - Trident Microsystems — President and CEO
Oh, yes, Tier 1.

Rajvindra Gill - Needham & Company — Analyst
Okay, Tier 1, okay. The SXL and SX4, have they been — they’ve been taped out, right? What’s the progress for that? They’re the single chip SoC?

Sylvia Summers - Trident Microsystems — President and CEO

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Final Transcript

May 05, 2010 / 8:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
So SXL, the low-end, we just talked about it. It just taped out two weeks ago. It will be ready to sample at the end of the spring for 2011. SX4 — in fact, in the merger between the two companies, we decided to evolve SX4 into a product, which is called Symbian today, bringing in some technology from NXP, which we’re doing.
So this product will be taping out, I believe in August. And then we’re starting right away, the 2012 product, which is going to be our very high-end, we call it Fusion, highly connected product with lots of 3-D TV, (inaudible). I mean they’re very top end, top of the range.

Rajvindra Gill - Needham & Company — Analyst
Interesting.

Sylvia Summers - Trident Microsystems — President and CEO
That one should be ready for 2012 production.

Rajvindra Gill - Needham & Company — Analyst
Okay, excellent. And then the — so, 2011, the design decisions are going to be starting in spring, correct?

Sylvia Summers - Trident Microsystems — President and CEO
Yes.

Rajvindra Gill - Needham & Company — Analyst
Okay, so —

Sylvia Summers - Trident Microsystems — President and CEO
We’re already engaged in discussions on specs and all of that.

Rajvindra Gill - Needham & Company — Analyst
And when will decisions be finalized and by the OEMs, which area and which TV OEMs do you think you have a good chance of penetrating that would be incremental to you, to your business?

Sylvia Summers - Trident Microsystems — President and CEO
Well, we have — we are working today on a lot of opportunities, because it so happens that, as you know, we were focused on Samsung and NXP was focused on Philips. We’re seeing actually some Tier 1 in Japan, who will go into production mid-2010. We’re seeing American OEMs as well. So, I mean, we’ve got a lot of opportunities across the board scheduled to start at different times between the second half and 2010 and 2011. So we’re working on that.
Now, as you know, for Samsung for example, we had a decision almost at the end of the year last year. So it’s hard to say when the final decisions will be made by everybody.

Rajvindra Gill - Needham & Company — Analyst

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Final Transcript

May 05, 2010 / 8:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
Is there a chance to get back into the Samsung mid-range or no? I mean, I’m sorry, for 2011?

Sylvia Summers - Trident Microsystems — President and CEO
We don’t have a good feel for it right now.

Rajvindra Gill - Needham & Company — Analyst
Okay. And maybe if you can just talk about, broadly, about 3-D TV? If you look across the board — Sony, Toshiba, Sharp are all releasing 3-D TV models. What’s been, I guess, the feedback from the OEMs about their expectations for that ramp? Are there any metrics in terms of what you think the sell-through forecast could be for 3-D TV?

Sylvia Summers - Trident Microsystems — President and CEO
So we don’t have any metrics. We’re reading, like everybody else, the reports saying that the OEMs want to sell — believe they will sell 50% of those with 3-D. Now the NXP FRC product is going massively in Japan, for example, as a companion chip. We predict also that the new FRC-V, which does have 3-D built-in, will have a lot of success. In fact, very good feedback from customers. So that’s definitely a trend.

Rajvindra Gill - Needham & Company — Analyst
And the dollar content — so you would sell a discrete FRC in addition to your 45 nanometer SoC?

Sylvia Summers - Trident Microsystems — President and CEO
Yes.

Rajvindra Gill - Needham & Company — Analyst
Is that — do you need a — do you have to have a discrete FRC to support 120, 240 hertz? Or can that be integrated into the SoC?

Sylvia Summers - Trident Microsystems — President and CEO
Yes — so we’re going to be playing it both ways, right? Ultimately, the Fusion product will have 240 hertz, 3-D graphic support. But you know what? I mean, we don’t care where the revenue comes from. So let’s imagine that somebody wins an SoC platform and an OEM wants the FRC to go with it, we’ll be happy to provide it. And that’s what’s happening right now, you know?
I mean, not all OEMs want to choose necessarily the same SoC platform across the board. And the ability that we have to provide those advanced technologies either integrated into SoC’s and/or discrete product, in fact, increases our leverage in the marketplace.

Rajvindra Gill - Needham & Company — Analyst
And just one last question on the competitive landscape. Maybe if you could characterize this quarter. Was it aggressive or was it kind of normal? Have you seen the like of Mediatek or MStar come back in the picture? Or what about Zoran on the frame rate converter side? I know Zoran is making a big push on the frame rate converter.

Sylvia Summers - Trident Microsystems — President and CEO

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Final Transcript

May 05, 2010 / 8:30PM GMT, TRID — Q1 2010 Trident Microsystems Earnings Conference Call
Yes, Zoran is making a big push and — but I mean, we see them here and there. I believe they’ve got one customer only. If you ask me which competitor I’m paranoid about, I’ll tell you it only is Morningstar. Broadcom is doing some pretty good stuff on the very high-end. So we intend to, on the connectivity side, it’s obvious to everybody that they have an advantage and we’re going to catch up this year, and in fact, pass.
So Mediatek is coming and going. Right now, we are starting to see them lose ground. They haven’t really won nor are they winning really significantly at the top OEMs, but I mean, they’re also very formidable, so we need to watch for them.
Those three guys are really the ones we are paranoid about. The rest is a little bit in the noise right now.

Rajvindra Gill - Needham & Company — Analyst
Okay, good. All right, I’ll yield the court. Thank you.

Operator
(Operator Instructions). And there are no questions at this time. I’ll now turn the conference back to management for closing remarks.

Sylvia Summers - Trident Microsystems — President and CEO
So, thank you. That concludes our call for today. Please take note that we will be presenting this coming Monday at the JMP conference in San Francisco. We also look forward to speaking with you in the future regarding our progress. Again, thanks a lot.

Operator
Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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